Exhibit 99.1

ACACIA COMMUNICATIONS APPOINTS DAVID J. ALDRICH TO BOARD OF DIRECTORS

Maynard, Mass., September 14, 2017 (GLOBE NEWSWIRE) Acacia Communications, Inc. (NASDAQ:ACIA), a leading provider of high-speed coherent optical interconnect products, today announced the appointment of David J. Aldrich to its Board of Directors, effective September 13, 2017.

“We are pleased to welcome David to Acacia’s Board of Directors,” said Vincent Roche, Chairman of the Board. “His leadership and experience in guiding a global technology company will make him an excellent addition to our Board.”

Mr. Aldrich currently serves as the chairman of the board and executive chairman of Skyworks Solutions, Inc., where he also served as its chief executive officer from its formation in 2002 in connection with a merger between Alpha Industries and Conexant Systems until May 2016. Prior to Skyworks’ formation, Mr. Aldrich served in various senior management and executive positions at Alpha Industries, most recently as its chief executive officer. Prior to this, Mr. Aldrich held senior management positions at Adams-Russell and MACOM.

Mr. Aldrich was named the 2004 Ernst & Young New England Entrepreneur of the Year in the Semiconductor category. In 2014, Mr. Aldrich was named CEO of the Year by the Massachusetts Technology Leadership Council.

“I am excited to join Acacia’s Board of Directors and look forward to drawing on my background and experience to partner with the management team and build on Acacia’s strong foundation to create value for its stockholders, customers, partners and employees around the globe," said Mr. Aldrich, Acacia’s newly appointed director.”

In connection with Mr. Aldrich’s appointment to Acacia’s Board of Directors, on September 13, 2017, the Board of Directors voted to increase the size of the Board from seven to eight. Mr. Aldrich will serve as a Class I director, and his term will expire at Acacia’s 2020 Annual Meeting of Stockholders. Mr. Aldrich has also been elected to the Audit Committee of the Board.

About Acacia Communications

Acacia Communications develops, manufactures and sells high-speed coherent optical interconnect products that are designed to transform communications networks through improvements in performance, capacity and cost. By converting optical interconnect technology to a silicon-based technology, a process Acacia refers to as the “siliconization of optical interconnect,” Acacia is able to offer products that meet the needs of cloud and service provider customers in a simple, open, high-performance form factor that can be easily integrated in a cost-effective manner with existing network equipment. www.acacia-inc.com.

SOURCE Acacia Communications, Inc.

For further information:

Investor Relations Contact:
Monica Gould
Office: (212) 871-3927
Email: IR@acacia-inc.com

Lindsay Savarese
Office: (212) 331-8417
Email: IR@acacia-inc.com

Public Relations Contact:
Ed Harrison
Office: (781) 966-4158
Email: acacia-communications@inkhouse.com